Exhibit 99.1

American Campus Communities Inc. Reports Second Quarter 2009 Financial Results

AUSTIN, Texas--(BUSINESS WIRE)—July 28, 2009--American Campus Communities Inc. (NYSE:ACC) today announced the following financial results for the quarter ended June 30, 2009.

Highlights

▪	Quarterly FFOM of $0.33 per fully diluted share compared to $0.28 FFOM for the same period prior year.

▪
Same store wholly-owned net operating income ("NOI") decreased by 1.2 percent over the second quarter 2008. While revenues increased by 3.1 percent, expenses increased 8.0 percent primarily due to $1 million in additional marketing costs, which stimulated leasing velocity for the 2009-2010 academic year.

▪
Increased leasing for the upcoming academic year at the ACC legacy properties to 97.1 percent applied for and 92.7 percent leased as of July 24, 2009 with an average rental rate increase of 1.5 percent. This compares to 97.9 percent applied for and 93.9 percent leased as of July 25, 2008.

▪
Increased leasing for the upcoming academic year at the GMH properties to 93.8 percent applied for and 91.5 percent leased as of July 24, 2009 with an average rental rate increase of 0.5 percent. This compares to 83.1 percent applied for and 82.1 percent leased as of July 25, 2008.

▪
Achieved ACC same store wholly-owned occupancy of 91.3 percent as of June 30, 2009 compared to 91.6 percent for the same date prior year.  Achieved GMH same store wholly-owned occupancy of 86.0 percent as of June 30, 2009 compared to 87.1 percent for the same date prior year.

▪
Raised $198.3 million in net proceeds from a public offering of 9,775,000 shares of common stock at a price of $21.25 per share, which includes 1,275,000 shares issued as a result of the underwriters' exercise of their over-allotment option in full at the closing.

▪
The Idaho Board of Education passed a resolution authorizing Boise State University to execute a Memorandum of Understanding approving the American Campus Equity (ACE™) transaction structure and major ground lease terms for the proposed Phase I 860-bed project targeted for 2011 completion.

▪
Awarded a contract by Northern Arizona University in Flagstaff, which will involve development, ownership and operation of an ACE project.  The first authorization to proceed is expected to be received approximately mid September 2009 for 1,450 on-campus beds, related parking and mixed-use space.

▪	Increased total third-party management fees by 72.3 percent to $2.1 million over the same quarter prior year.

Second Quarter 2009 Operating Results

Revenue for the 2009 second quarter totaled $73.3 million, up 68.3 percent from $43.5 million in the 2008 second quarter. Operating income for the quarter increased $3.8 million or 52.9 percent over the prior year second quarter primarily due to the acquisition of the GMH portfolio in June 2008 and the opening of Vista del Sol and Villas at Chestnut Ridge in August 2008. Net loss for the 2009 second quarter totaled $5.3 million, or $0.11 per fully diluted share, compared with net loss of $1.5 million, or $0.04 per fully diluted share, for the same quarter in 2008. Net loss increased over the prior year primarily due to additional interest, depreciation and amortization expense incurred for the GMH portfolio. FFO for the 2009 second quarter totaled $15.4 million, or $0.31 per fully diluted share, and FFOM for the 2009 second quarter was $16.2 million, or $0.33 per fully diluted share. A reconciliation of FFO and FFOM to net income is shown on Table 3.

NOI for same store wholly-owned properties was $16.7 million in the quarter, down 1.2 percent from $16.9 million in the 2008 second quarter. Same store wholly-owned property revenues increased by 3.1 percent over the 2008 second quarter. Same store wholly-owned expense growth of 8.0 percent over the 2008 second quarter was primarily due to increased marketing costs. NOI for the total wholly-owned property portfolio increased 60.0 percent to $33.5 million for the quarter from $20.9 million in the comparable period of 2008. For purposes of calculating property NOI, the company defines property NOI as property revenues less direct property operating expenses, excluding depreciation and unallocated corporate general and administrative expenses.

“We believe this quarter enabled us to set the stage for significant NOI growth moving into the second half of 2009 and 2010.  While marketing expenditures spiked in the quarter to stimulate leasing velocity, the benefits should be realized in future quarters with preleasing at  the ACC legacy portfolio now in line with the prior year and GMH properties more than 10 percent ahead of last year,” said Bill Bayless, American Campus CEO.  “This, coupled with the progress of our ACE program, fosters our continued optimism for the company’s internal and external growth prospects.”

Portfolio Update

Construction of Barrett Honors College, the second phase of a three-phase owned ACE development at Arizona State University, was 93 percent complete as of June 30, 2009. The 1,721-bed community is 97.2 percent applied for and pre-leased for the 2009-2010 academic year.

2009 Outlook

The company is updating its 2009 outlook to reflect the impact of the recent equity offering, timing related to third-party development starts and the anticipated results of the lease-up efforts for the 2009-2010 academic year.  The company believes the financial results for the fiscal year ending December 31, 2009 may be affected by, among other factors:

▪	national and regional economic trends and events;
▪	the timing of dispositions;
▪	interest rate risk;
▪	the timing of starts and completion of owned development projects;
▪	the ability of the company to be awarded and the timing of the commencement of construction of ACE and third-party development projects;
▪	the ability of the company to earn third-party development and management revenues;
▪	the amount of income recognized by the taxable REIT subsidiaries and any corresponding income tax expense; and
▪	the success of releasing the company’s owned properties for the 2009-2010 academic year.

Based upon these assumptions, management anticipates that fiscal year 2009 FFO will be in the range of $1.41 to $1.53 per fully diluted share and that FFOM will be in the range of $1.35 to $1.47 per fully diluted share. All guidance is based on the current expectations and judgment of the company’s management team.

A reconciliation of the range provided for projected net income to projected FFO and FFOM for the fiscal year ending December 31, 2009, and assumptions utilized, is included in Table 4.

Supplemental Information and Earnings Conference Call

Supplemental financial and operating information, as well as this release, are available in the investor relations section of the American Campus Communities website, www.studenthousing.com. In addition, the company will host a conference call to discuss second quarter results and the 2009 outlook on Wednesday, July 29, 2009 at 11 a.m. EST (10:00 a.m. CST). To participate by telephone, call 866-713-8395 passcode 92899124 at least five minutes prior to the call.

To listen to the live broadcast, go to www.studenthousing.com or www.earnings.com at least 15 minutes prior to the call so that required audio software can be downloaded. Informational slides in the form of the supplemental analyst package can be accessed via the website.  A replay of the conference call will be available beginning two hours after the end of the call until August 5, 2009 by dialing 888-286-8010 or 617-801-6888 passcode 88929457. The replay also will be available for 30 days at www.studenthousing.com and at www.earnings.com.  The call will also be available as a podcast on www.REITcafe.com and on the company’s website shortly after the call.

Non-GAAP Financial Measures

As defined by NAREIT, FFO represents income (loss) before allocation to minority interests (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

As noted above, FFO excludes GAAP historical cost depreciation and amortization of real estate and related assets because these GAAP items assume that the value of real estate diminishes over time. However, unlike the ownership of our owned off-campus properties, the unique features of our ownership interest in our on-campus participating properties cause the value of these properties to diminish over time. For example, since the ground leases under which we operate the participating properties require the reinvestment from operations of specified amounts for capital expenditures and for the repayment of debt while our interest in these properties terminates upon the repayment of the debt, such capital expenditures do not increase the value of the property to us and mortgage debt amortization only increases the equity of the ground lessor. Accordingly, when considering our FFO, we believe it is also a meaningful measure of our performance to modify FFO to exclude the operations of our on-campus participating properties and to consider their impact on performance by including only that portion of our revenues from those properties that are reflective of our share of net cash flow and the management fees that we receive, both of which increase and decrease with the operating measure of the properties, a measure we refer to as FFOM.

The company defines property NOI as property revenues less direct property operating expenses, excluding depreciation, but including allocated corporate general and administrative expenses.

About American Campus Communities

American Campus Communities Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management and operational management of student housing properties. American Campus Communities owns 86 student housing properties containing approximately 52,800 beds, with a minority interest in 21 joint venture properties containing approximately 12,100 beds. Including its owned, joint venture and third-party managed properties, ACC’s total managed portfolio consists of 136 properties with approximately 87,700 beds. Additional information is available at www.studenthousing.com.

Forward-Looking Statements

This news release contains forward-looking statements, which express the current beliefs and expectations of management. Except for historical information, the matters discussed in this news release are forward-looking statements and can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result” and similar expressions. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including risks and uncertainties inherent in the national economy, the real estate industry in general and in our specific markets; the effect of terrorism or the threat of terrorism; legislative or regulatory changes, including changes to laws governing REITs; our dependence on key personnel whose continued service is not guaranteed; availability of qualified acquisition and development targets; availability of capital and financing; rising interest rates; rising insurance rates; impact of ad valorem and income taxation; changes in generally accepted accounting principles; and our continued ability to successfully lease and operate our properties. While we believe these forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be achieved. These forward-looking statements are made as of the date of this news release, and we undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Table 1
American Campus Communities Inc. and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	June 30, 2009	December 31, 2008
Assets	(unaudited)

Investments in real estate:
Wholly-owned properties, net	$2,029,470	$1,986,833
On-campus participating properties, net	67,301	69,302
Investments in real estate, net	2,096,771	2,056,135

Cash and cash equivalents	57,183	25,600
Restricted cash	31,559	32,558
Student contracts receivable, net	4,891	5,185
Other assets	58,751	64,431

Total assets	$2,249,155	$2,183,909

Liabilities and equity

Liabilities:
Secured debt	$1,089,735	$1,162,221
Senior secured term loan	100,000	100,000
Unsecured revolving credit facility	-	14,700
Accounts payable and accrued expenses	29,165	35,440
Other liabilities	47,307	56,052
Total liabilities	1,266,207	1,368,413

Redeemable noncontrolling interests	30,215	26,286

Equity:
American Campus Communities Inc. and Subsidiaries stockholders’ equity:
Common stock	521	423
Additional paid in capital	1,098,071	901,641
Accumulated earnings and distributions	(145,900)	(111,828)
Accumulated other comprehensive loss	(3,737)	(5,117)
Total American Campus Communities Inc. and Subsidiaries stockholders’ equity	948,955	785,119
Noncontrolling interests	3,778	4,091
Total equity	952,733	789,210

Total liabilities and equity	$2,249,155	$2,183,909

Table 2
American Campus Communities Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Wholly-owned properties	$66,152	$37,294	$133,484	$68,975
On-campus participating properties	3,922	3,948	10,796	10,692
Third-party development services	886	723	1,938	2,379
Third-party management services	2,105	1,222	4,347	2,144
Resident services	205	361	445	799
Total revenues	73,270	43,548	151,010	84,989

Operating expenses:
Wholly-owned properties	32,891	16,738	64,377	30,623
On-campus participating properties	2,783	2,499	4,813	4,794
Third-party development and management Services	2,810	2,328	5,787	4,436
General and administrative	2,829	3,237	5,577	5,371
Depreciation and amortization	20,400	11,114	40,502	19,143
Ground/facility leases	452	368	1,004	727
Total operating expenses	62,165	36,284	122,060	65,094

Operating income	11,105	7,264	28,950	19,895

Nonoperating income and (expenses):
Interest income	40	642	80	804
Interest expense	(15,446)	(8,733)	(31,332)	(15,712)
Amortization of deferred financing costs	(780)	(448)	(1,581)	(759)
Loss from unconsolidated joint ventures	(483)	(129)	(1,037)	(255)
Other nonoperating income	402	-	402	-
Total nonoperating expenses	(16,267)	(8,668)	(33,468)	(15,922)

(Loss) income before income taxes, redeemable noncontrolling interests and discontinued operations	(5,162)	(1,404)	(4,518)	3,973
Income tax provision	(135)	(73)	(270)	(133)
Redeemable noncontrolling interests share of loss (income)	81	(13)	27	(319)
Net (loss) income from continuing operations	(5,216)	(1,490)	(4,761)	3,521
Income attributable to discontinued operations	-	92	-	92
Net (loss) income	(5,216)	(1,398)	(4,761)	3,613
Net income attributable to noncontrolling Interests	(94)	(52)	(272)	(154)
Net (loss) income attributable to American Campus Communities, Inc. and Subsidiaries	$(5,310)	$(1,450)	$(5,033)	$3,459
Net (loss) income per share attributable to American Campus Communities, Inc. and Subsidiaries common stockholders:
Basic	$(0.11)	$(0.04)	$(0.12)	$0.10
Diluted	$(0.11)	$(0.04)	$(0.12)	$0.11
Weighted average common shares outstanding:
Basic	47,897,196	35,692,653	45,152,665	31,512,271
Diluted	49,198,944	37,098,977	46,409,294	33,272,354

Table 3
American Campus Communities Inc. and Subsidiaries
Calculation of FFO and FFOM
(unaudited, dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net (loss) income attributable to American Campus Communities, Inc. and Subsidiaries	$(5,310)	$(1,450)	$(5,033)	$3,459
Noncontrolling interests	13	65	245	473
Loss from unconsolidated joint ventures	483	129	1,037	255
FFO from unconsolidated joint ventures (1)	192	(13)	153	(139)
Real estate related depreciation and amortization	20,000	10,943	39,732	18,791
Funds from operations (“FFO”)	15,378	9,674	36,134	22,839
Elimination of operations of on-campus participating properties and unconsolidated joint venture:
Net loss (income) from on-campus participating properties	1,605	1,356	(409)	(326)
Amortization of investment in on-campus participating properties	(1,092)	(1,074)	(2,182)	(2,143)
FFO from Hampton Roads unconsolidated joint venture (2)	(56)	83	180	209
	15,835	10,039	33,723	20,579
Modifications to reflect operational performance of on-campus participating properties:
Our share of net cash flow (3)	200	368	492	727
Management fees	176	182	499	490
Impact of on-campus participating properties	376	550	991	1,217
Funds from operations - modified for operational performance of on-campus participating properties (“FFOM”)	$16,211	$10,589	$34,714	$21,796
FFO per share – diluted	$0.31	$0.26	$0.77	$0.69
FFOM per share – diluted	$0.33	$0.28	$0.74	$0.66
Weighted average common shares outstanding – diluted	49,666,473	37,383,565	46,864,604	33,272,354

(1)
Represents our share of the FFO from three joint ventures in which we are a minority partner.  Includes the Hampton Roads Military Housing joint venture in which we have a minimal economic interest as well as our 10% minority interest in two joint ventures (the "Fidelity Joint Ventures") formed or assumed as part of the company's acquisition of GMH.  For the three and six months ended June 30, 2009, ACC's 10% share of the FFO of the Fidelity Joint Ventures was $0.1 million and $0.3 million, respectively.  For the three and six months ended June 30, 2009, ACC's 10% share of the net operating income of the Fidelity Joint Ventures was $0.7 million and $1.4 million, respectively.

(2)
Our share of the FFO from the Hampton Roads Military Housing unconsolidated joint venture is excluded from the calculation of FFOM, as management believes this amount does not accurately reflect the company's participation in the economics of the transaction.

(3)
50% of the properties' net cash available for distribution after payment of operating expenses, debt service (including repayment of principal) and capital expenditures.  Represents amounts accrued for the interim periods.

Table 4
American Campus Communities Inc. and Subsidiaries
2009 Outlook (a)
(unaudited, dollars in thousands, except per share data)

	Low	High
Net (loss) income	$(1,250)	$4,200
Noncontrolling interests	(50)	100
Depreciation and amortization	72,200	72,200
FFO from unconsolidated joint ventures	350	900
Funds from operations (“FFO”)	71,250	77,400

Elimination of operations from on-campus participating properties	(5,500)	(5,500)

Modifications to reflect operational performance of on-campus participating properties	2,200	2,500
Funds from operations – modified for operational performance of on-campus participating properties	$67,950	$74,400

Weighted average common shares outstanding – diluted	50,450,000	50,450,000

Net (loss) income per share – diluted	$(0.02)	$0.08

FFO per share – diluted	$1.41	$1.53

FFOM per share – diluted	$1.35	$1.47

(a)
Assumes that: (1) the company will achieve property level NOI of $143.1 million to $146.7 million, tightening the high end of this previously disclosed range by $2.5 million; (2) the company will generate third-party development and management revenues from $11.2 million to $13.5 million, assuming no projects will close at the low end of the range and one project will close at the high end of the range; (3) the company will be successful in renewing and or closing the revolving credit facility and Freddie Mac agency facility during the third quarter of 2009; (4) Barrett Honors College will open in Fall 2009; and (5) no property acquisitions or dispositions will occur during 2009.

CONTACT: American Campus Communities Inc., Austin
Gina Cowart, 512-732-1000